Exhibit 21

LIST OF SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

Company Name	Place/Date of Incorporation	Issued Capital	Principal Activities
Hanjiao International Holding Limited	British Virgin Islands, July 5, 2018	USD 50,000	Investment holding
Luji Technology International Holding Limited	British Virgin Islands, July 5, 2018	USD 50,000	Investment holding
Inooka Holding Limited	Hong Kong, July 18, 2018	HKD 100 (approximately USD12.8)	Investment holding
Beijing Hanze Management Consulting Co., Limited	People Republic of China, October 11, 2018	RMB 1 million (approximately USD 147,000)	Provision of consulting and technical services
Beijing Yingjun Technology Co., Limited (Variable Interest Entity) (“Beijing VIE”)	People Republic of China, March 27, 2007	RMB 80 million (approximately USD 11.9 million)	Sale of designated goods
Guoyi Investment Fund Management (Beijing) Co., Limited (Subsidiary of Beijing VIE)	People Republic of China, February 19, 2016	RMB 5 million (approximately USD 0.74 million)	No business activity

*Beijing VIE owns a 44% equity interest in Rongcheng Tianrun Taxus Co., Ltd., which is organized and registered in the PRC.